                                                                    Exhibit 99.1

News Release
------------

Media Contact:               Leon L. Judd
                             (219) 273-7631

Analyst/Investor Contact:    Joseph A. Rainis
                             (219) 273-7158


 NATIONAL STEEL ANNOUNCES FIRST QUARTER 1998 RESULTS, DIVIDEND PAYMENT AND NEW
                                  COATING LINE

Mishawaka, IN, April 29, 1998--National Steel Corporation (NYSE: NS) today reported net income of $5.9 million for the first quarter of 1998, or $0.14 per diluted common share, compared to first quarter of 1997 net income of $26.7 million, or $0.55 per diluted common share. Earnings in the current period were negatively impacted by a planned major blast furnace reline and associated lower shipping volumes, lower sales prices, the effects of a late winter storm that negatively affected operations, particularly at the Midwest Steel Division, and an unplanned outage at National Steel Pellet Company.

The blast furnace reline contributed to reduced operating levels in the first quarter of 1998 as both shipments and raw steel production fell compared to the same 1997 period. Shipments fell by approximately 100,000 tons to 1.42 million tons while raw steel production totaled 1.57 million tons in this year's first quarter. For the same period of 1997, shipments totaled 1.52 million tons and raw steel production totaled 1.63 million tons. Operating income totaled $1.8 million in the first quarter of 1998 compared to the year-earlier level of $36.9 million as the reduced shipping level and higher costs associated with the items mentioned earlier significantly impacted results. The effects from these higher costs were primarily confined to the first quarter although the blast furnace reline will also impact the second quarter as it resumed production earlier this week.

"Our performance in the first quarter was disappointing as the effects from the planned blast furnace reline at our Great Lakes Division significantly impacted our results in the first quarter," said Osamu Sawaragi, National's chairman and chief executive officer. "We remain very confident about the future, however, as demand for our products continues at a strong level and we expect improved performance for the balance of 1998," concluded the chief executive.

                                     -more-

The Company also announced that its Board of Directors has approved funds for the construction of a new coating line that will serve the automotive market. Mr. Sawaragi said the Company is presently studying possible sites and finalizing design for the facility. The facility will produce hot dip galvanized product and will have an annual capacity of approximately 450,000 tons. "Our continued good performance and strong financial position gives us the opportunity to continue our strategy of growing our value added products. At the same time, the addition of this line will enable us to better serve our critical automotive customers," Mr. Sawaragi said.

In addition, construction of a new coating line at the Midwest Steel Division has progressed on schedule. Cold runs were completed earlier this month and prime production is expected to begin in early May. The facility will serve the construction market with approximately 270,000 tons of coated product and enable National to increase its mix of value-added products.

The Company also said its board of directors declared a quarterly common stock dividend of $0.07 per share, payable on June 10, 1998, to shareholders of record on May 22, 1998.

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company's actual results and experience to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 1997.

Headquartered in Mishawaka, Indiana, National Steel is the nation's fourth largest integrated steel company, with annual shipments of approximately six million tons of flat rolled products. National Steel employs approximately 9,400 people. Visit National Steel's website at: www. nationalsteel.com.

The Company's consolidated income statement and condensed balance sheets and cash flows follow:

National Steel Corporation
Consolidated Statements of Income (Unaudited)
(In millions, except per share data)

                                                                                         Three Months
                                                                                        Ended March 31,
                                                                                1998                       1997
                                                                         ------------------         ------------------
Net Sales                                                                           $ 708.4                    $ 757.6

Cost of products sold                                                                 637.4                      653.2
Selling, general and administrative expense                                            38.0                       32.4
Depreciation                                                                           31.1                       35.2
Equity (income) loss of affiliates                                                      0.1                       (0.1)
                                                                         ------------------         ------------------
Income from Operations                                                                  1.8                       36.9

Financing costs (net)                                                                   0.8                        8.2
                                                                         ------------------         ------------------

Income before Income Taxes                                                              1.0                       28.7

Income tax provision (credit)                                                          (4.9)                       2.0
                                                                         ------------------         ------------------

Net Income                                                                              5.9                       26.7
Less preferred stock dividends                                                          ---                        2.7
                                                                         ------------------         ------------------

   Net Income Applicable to Common Stock                                            $   5.9                    $  24.0
                                                                         ==================         ==================


Basic Earnings Per Share:
   Net Income Applicable to Common Stock                                            $  0.14                    $  0.55

   Weighted average shares outstanding (in thousands)                                43,288                     43,288


Diluted Earnings Per Share:
   Net Income Applicable to Common Stock                                            $  0.14                    $  0.55
                                                                         ==================         ==================
   Weighted average shares outstanding (in thousands)                                43,325                     43,306

Operating Statistics (in thousands of tons)
   Shipments                                                                          1,419                      1,521
   Production                                                                         1,573                      1,634

NATIONAL STEEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions)



                                March 31,      December 31,
                                   1998            1997
                               -----------     ------------
Assets
Cash and cash equivalents
   and investments                 $  291.9       $  337.6
Receivables - net                     269.7          284.3

Inventories                           387.1          374.2
Deferred tax assets                     8.6            8.6
                               ------------    -----------
  Total current assets                957.3        1,004.7

Property, plant and
  equipment - net                   1,235.2        1,229.0

Other assets                          229.3          219.8
                               ------------    -----------
Total Assets                       $2,421.8       $2,453.4
                               ============    ===========

                                March 31,      December 31,
                                   1998            1997
                               ------------    -----------
Liabilities and
   Stockholders'
   equity

Current liabilities                $  607.9       $  637.4
Long term debt                        304.2          311.0
Other long term
  liabilities                         669.8          668.0
                                  ---------       --------
Total liabilities                   1,581.9        1,616.4

Stockholders' equity                  839.9          837.0
                                  ---------       --------

Total Liabilities
  and Equity                       $2,421.8       $2,453.4
                                  =========       ========

CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS (Unaudited)
(In millions)

                                    Three Months Ended March 31,
                                        1998             1997
                                      ---------        ---------
Cash from operations                     $ 27.0            $90.4

Investing Activities:
Purchases of property, plant
  and equipment (net)                     (37.3)           (43.0)

Financing Activities:
Repayment of debt                         (14.6)           (15.6)
Borrowings                                  7.2               --
Preferred stock dividends                    --             (1.2)
Common stock dividends                     (3.0)              --
Other                                        --             (4.6)
                                      ---------        ---------
                                          (10.4)           (21.4)
                                      ---------        ---------
Increase (Decrease) in Cash
  and Cash Equivalents                    (20.7)            26.0

Cash and cash equivalents at
  the beginning of the period             312.6            109.0
                                      ---------        ---------
Cash and cash equivalents at
  the end of the Period                  $291.9           $135.0
                                      =========        =========